UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 27, 2015

SciQuest, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34875	56-2127592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 659-2100

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2015, SciQuest, Inc. (the “Company”) announced that it has appointed Jennifer G. Kaelin to the positions of chief financial officer and principal financial and accounting officer. Ms. Kaelin succeeds Rudy C. Howard, who stepped down from his roles as chief financial officer and principal financial and accounting officer.

Jennifer G. Kaelin, 44, was appointed our chief financial officer after having served as our Vice President of Finance since January 2010.  Ms. Kaelin served as our Chief Financial Officer from January 2008 until December 2009 and as our Vice President of Finance from joining SciQuest in July 2005 until January 2008. From 2003 until she joined SciQuest, Ms. Kaelin served as Corporate Controller at Art.com, an e-tailer of posters, prints and custom framing. Prior to joining Art.com, Ms. Kaelin had served as Controller for several manufacturing sites at Moduslink, a global supply chain management company for technology-based manufacturers, since 1998. Ms. Kaelin also was a financial analyst for IBM from 1997 until 1998, and was an auditor for PricewaterhouseCoopers from 1994 until 1997. She holds a master’s degree in accounting and a bachelor’s degree in business administration from the University of North Carolina at Chapel Hill, and she is a certified public accountant.

In connection with her appointment as chief financial officer, Ms. Kaelin will be granted an equity award consisting of 17,889 restricted stock units (“RSUs”) and 17,889 Performance-Based Restricted Stock Units (“PSUs”).  The RSUs vest over four years in four annual installments.  PSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on the Company's total stockholder return (“TSR”) in relation to the Russell 2000 Index (the “Index”) over a specified period of time.  The actual number of shares of our Common Stock issuable under PSUs is variable based on over- or under-performance of our stock price compared to the Index during the performance period. The PSUs have a three-year performance period beginning on the grant date.  If we under-perform the Index, the percentage at which the PSUs convert into shares of our Common Stock will be reduced from 100% at a rate of 2 to 1 (two-percentage-point reduction in the number of target units for each percentage point of under-performance), with a minimum percentage of 0%. If we outperform the Index, the percentage at which the PSUs convert to shares will be increased from 100%, at a rate of 2 to 1 (two-percentage-point increase in the number of target units for each percentage point of over-performance), with a maximum percentage of 200%.

Also in connection with her appointment as chief financial officer, Ms. Kaelin became a participant in the Company’s Change of Control Severance Plan (the “Plan”).  The Plan provides that if a participant’s employment is terminated either by the Company without “cause” within 24 months following a change of control or by the participant with “good reason” within 12 months following a change of control, then such participant will be entitled to receive certain benefits, including a cash severance payment and accelerated vesting of equity awards. For Ms. Kaelin, the cash severance payment will be a lump-sum payment equal to her then current base salary and target bonus. A participant’s outstanding and unvested equity awards (other than performance-based restricted stock units) will become fully vested automatically upon a qualified termination (as described above), provided that such equity awards will become fully vested upon a change of control if the agreements effectuating the change of control do not provide for the assumption or substitution of such equity awards. The terms “cause,” “good reason” and “change of control” are each defined in the Plan.

Item  9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 27, 2015

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIQUEST, INC.
Date: May 27, 2015
	By:	/s/ Stephen J. Wiehe
Stephen J. Wiehe
President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

99.1	Press Release dated May 27, 2015